Exhibit 99.1

PRIMUS TELECOMMUNICATIONS RECEIVES STAFF DETERMINATION LETTER FROM

NASDAQ REGARDING ITS LISTING ON THE NASDAQ NATIONAL MARKET

McLEAN, VA. — (BUSINESS WIRE) – December 13, 2005 — PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced that it has received a Staff Determination Letter from the Nasdaq Stock Market (Nasdaq) stating that the Company’s common stock is subject to delisting from the Nasdaq National Market because the closing bid price of the Company’s common stock is not in compliance with the $1.00 minimum closing bid requirement as set forth in Marketplace Rule 4450(a)(5).

PRIMUS intends to request timely a hearing concerning the Nasdaq Staff Determination, which hearing request will automatically stay the delisting of PRIMUS’s common stock pending the decision of the Nasdaq Listings Qualification Panel. At the hearing, PRIMUS intends to present a plan for its continued listing on the Nasdaq National Market. There can be no assurance that the Panel will grant PRIMUS’s request for continued listing on the Nasdaq National Market. If the Panel determines not to continue to list the Company’s common stock on the Nasdaq National Market, PRIMUS intends to request the Panel to permit the Company to transfer its common stock to the Nasdaq Capital Market.

PRIMUS currently complies with the requirements for initial listing on the Nasdaq Capital Market, except for the $1.00 minimum closing bid price. Under the rules of Nasdaq Capital Market, PRIMUS would have an additional grace period through June 12, 2006 to comply with the $1.00 minimum closing bid price requirements on the Nasdaq Capital Market. If the Company determines to apply for listing of its common stock on the Nasdaq Capital Market, there can be no assurance that it will meet the initial listing requirements for the Nasdaq Capital Market at such time.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com